Exhibit 99.1

New York Community Bancorp, Inc. Sets 2013 Annual Meeting Date

WESTBURY, N.Y.--(BUSINESS WIRE)--February 27, 2013--New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today announced that Thursday, June 6th, has been established as the date of its 2013 Annual Meeting of Shareholders.

The meeting will be held at the Sheraton LaGuardia East Hotel in Flushing, New York, beginning at 10:00 a.m. Eastern Time.

The date of record for voting at the Annual Meeting will be April 9, 2013 and proxy materials will be mailed to shareholders of record on or about April 26th.

About New York Community Bancorp, Inc.

With assets of $44.1 billion at December 31, 2012, New York Community Bancorp, Inc. is currently the 20th largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 240 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032